UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 22, 2004

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-1095478	98-0155633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CLARENDON HOUSE,

2 CHURCH STREET

P.O. BOX HM 1022

HAMILTON HM DX, BERMUDA

(Address of principal executive offices, including zip code)

(441) 295-5950

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 10, 2004, Interwave Communications, Inc., a subsidary of Registrant (“Interwave”), and Partners for Growth, L.P. (“PFG”) entered into an Amendment to Loan Documents (the “Amendment”) which amended the Loan and Security Agreement, dated June 4, 2004, between the parties.  The Amendment provided for additional term loans (the “Term Loans”) from PFG to Interwave in an aggregate amount not to exceed $2,000,000, which will bear interest at a rate equal to 1.5% per month.  Pursuant to the terms of the Amendment, the first disbursement of the Term Loans, in the amount of $1,000,000, was made by PFG to Interwave on or about September 10, 2004.  Subsequent disbursements in amounts of not less than $250,000 are subject to the approval of PFG.

In connection with the Amendment, Interwave, PFG and Silicon Valley Bank (“SVB”) also entered into an Irrevocable Assignment of Loan Proceeds and Consent pursuant to which Interwave assigned to PFG all right, title and interest in and to all loans, advances or other sums now or hereafter due (the “SVB Loans”) from SVB to Interwave under an Accounts Receivable Financing Agreement between Interwave and SVB dated June 30, 2003, as amended, and any other present or future loan or similar agreement (the “SVB Agreement”).

Pursuant to the terms of the Amendment, Interwave must repay the unpaid principal balance of the Term Loans and any accrued and unpaid interest on October 31, 2004, provided that Interwave must prepay unpaid principal in the amount of any SVB Loans that Interwave has the right to receive from SVB under the SVB Agreement meeting the following requirements:

(1)  on or prior to September 30, 2004:   SVB Loans which Interwave has the right to receive, and which SVB Loans would bring the total unpaid principal balance of outstanding indebtedness to SVB to more than $575,000; or

(2)   after September 30, 2004:  any and all SVB Loans which Interwave has the right to receive.

Under the Amendment, Interwave is required to borrow all SVB Loans available to it under the SVB Agreement, at the first date they become available to Interwave from SVB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.

By:	/s/ CAL R. HOAGLAND
Cal R. Hoagland Senior Vice President and Chief Financial Officer

Date:  September 22, 2004